2Q23-Results Conference Call

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Cement business amid political uncertainty, continues strong and delivering solid results. As reported results Net revenues reached Ps. 50.9 billion, down 6.5% (US$ 206 million; +1.0%) Adjusted EBITDA stood at Ps. 11.7 billion, down 26.1% (US$ 63 million; -0.2%) Net Profit of Ps. 2.4 billion Consolidated Adjusted EBITDA margin reached 22.9%, contracting 608 bps YoY Solid balance sheet recovering a more efficient leverage level. with Net Debt to LTM Adj. EBITDA ratio of 0.82x Issuance of Class II domestic bonds for US$ 71.7 million, extending our maturity profile Returning value to our shareholders. Dividends distribution in the quarter for Ps. 35.9 billion (for a total of US$ 120 million for 2023). Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2 ROBUST SET OF RESULTS FOR THE FIRST HALF OF THE YEAR

• Macro & Industry context • Revenues and Volumes 3

42% 30% 39% 42% 43% 45% 58% 70% 61% 58% 57% 55% 2019 2020 2021 2022 2Q22 2Q23 Bulk Bags (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Jun & Jul’ 23 : As of the date of this presentation, ISAC figures were not released 4 Ap r Fe b Ja n M ar M ay Ju l N ovJu n Au g De c Se p O ct 4 7 5 7 5 -1 -1 -11 3 -7 1 -4 -3 14 9 12 9 -1 0 -9 9 -5 6 -1 -2 -2 -7 O ct ’2 2 Ag o’ 22 Ju n’ 22 Ja n’ 23 N ov ’2 2 Ju l’2 2 Se p’ 22 Di c’ 22 Fe b’ 23 M ar ’2 3 Ap r’ 23 M ay ’2 3 Ju n’ 23 Ju l’2 4 ISAC Cement Industry -2.1 -9.9 10.4 5.0 -3.0 -0.6 2.6 6.8 5.7 1.5 1.3 20 19 20 20 20 21 20 22 20 23 e 20 24 e 20 25 e 2Q 22 3Q 22 4Q 22 1Q 23 2019 20222020 2021 2023 AFTER RECORD VOLUMES IN 2022 DEMAND REMAINS RESILIENT AMID POLITICAL UNCERTAINTY GDP Growth1 (YoY Growth, %) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) Monthly Industry Cement Sales3 (‘000 tons) Industry Cement Sales by Type3 (%)

Revenue Performance: Cement, masonry & lime: decreased 12.4% YoY, with volumes contracting 3.6% and price adjustments dynamic affected by higher monthly inflation figures. Concrete: up 26.6% YoY. Volumes increased 14.8% coupled with positive pricing performance Railroad: decreased 13.4% YoY. Volumes down 9.6%, with price negatively affected by product mix Aggregates: increased 1.8% YoY. Volume down 8.3% compensated with positive pricing performance (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 5 Sales Volumes (1) Revenues (AR$ million) (2) Total Net Revenues 50,911 54,474 -6.5% 2Q23 2Q22 % Chg. Cement, masonry & lime MM Tn 1.61 1.67 -3.6% Concrete MM m3 0.17 0.15 14.8% Railroad MM Tn 1.07 1.18 -9.6% Aggregates MM Tn 0.30 0.32 -8.3% 2Q23 2Q22 % Chg. 42,052 48,007 -12.4% 5,571 4,401 26.6% 3,982 4,597 -13.4% 1,441 1,416 1.8% CEMENT VOLUMES CONTRACTION BUT STILL REMAIN STRONG REVENUE DOWN FOR THE QUARTER

• Business Performance 6

Consolidated gross profit declines 21.1% YoY, with gross margin contracting 437 bps to 23.7% mainly affected by price dynamics and lower volumes in the Cement segment, partially compensated with better results en Concrete and a decrease in electrical energy inputs and lower depreciations. The increase in volumes in segments with lower margins algo contributed to tighten the consolidated figure. Compression in Cement and Aggregates margins partially offset by improvements in Concrete and Railroad. SG&A increased by 0.7% YoY, reaching 9.4% as % of sales increasing 68 bps YoY 7 15,292 12,067 2Q22 2Q23 Gross Profit & Margin 4,759 4,793 2Q22 2Q23 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 23.7%28.1% 8.7% 9.4% MARGINS COMPRESSION ON 2Q23

15,797 11,670 2Q22 2Q23 Adjusted EBITDA & Margin AR$ Million Consolidated Adjusted EBITDA Margin for the quarter reached 22.9%, down 608 bps YoY. mainly due to cement margin contraction and the incidence of the increase level of activity of other segments with lower margins. By segments Cement, masonry cement and lime segment Adjusted EBITDA margin stood at 27.1%, contracting 536 bps YoY, primarily due to lower top line performance Concrete Adjusted EBITDA expanded 580 bps and stood at 2.7% from negative 3.1% in 2Q22 Railroad Adjusted EBITDA margin contracted 262 bps YoY to 0.8% mainly explained by lower price performance affected by product mix and lower sales volume that increase the pressure of the fix costs. Aggregates Adjusted EBITDA margin down 445 bps to 5,3% from 9.7% in 2Q22 US$ million Consolidated Adjusted EBITDA of US$ 63 million in 2Q23, down 26.1% when measured in Ps. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 8 29.0% Adjusted EBITDA Margin 22.9% 63 63 EBITDA GENERATION REMAINS STRONG

• Bottom line • Financial performance 9

5,366 2,544 2Q22 2Q23 Net Profit Attributable to Owners AR$ Million Net Profit breakdown: Adjusted EBITDA decreased by 26.1% YoY Total finance cost of Ps. 3.0 billion in 2Q23 compared to a net cost of Ps. 0.7 billion in 2Q22 Foreign exchange loss of Ps. 5,2 billion in 2Q23, compared to Ps. 4.2 billion loss in 1Q22 Gain on net monetary position was Ps. 10,1 billion in 2Q23 compared to Ps. 3.5 billion in 2Q22 Net Financial expense, stood at Ps. 8,0 billion compared to a Ps. 84 million gain YoY, primarily due to the increase of the total debt position Net Profit Attributable to Owners of the Company in 2Q23 was Ps. 2.6 billion, down from Ps. 5.4 billion in 2Q22. -668 -3,033 2Q22 2Q23 Finance Gain (Costs), net AR$ Million 492 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 10 NET PROFIT DOWN IN 2Q23

US$/EUR 53% Ps. 47% Debt by Currency Debt Maturity schedule (principal) Cash position and Investments of Ps. 24.1 billion and total debt at Ps. 71.7 billion as of end of 2Q23 Net Debt of Ps. 47.7 billion (US$ 186 MM) with a Net Debt increase of US$ 77 million in the quarter Net Debt/ LTM Adj. EBITDA ratio up to 0.82x in 2Q23 compared with 0.37x in FY22 In 2Q23, Operating cash generation reached Ps. 11.8 billion from Ps. 3.1 billion in 2Q22 on the back of the increase in the net profit adjusted to reconcile to net cash provided by operating activities that coupled with a positive effect of the changes in operating assets and liabilities Capital expenditures of Ps. 3.1 billion in 2Q23, mainly due to maintenance capex Dividend payment in 2Q23 amounted Ps. 22.2 billion. The dividend was announced in June for Ps. 13.7 The payment was made in July. Bond issuance of Class 2, in the amount of Ps. 71.7 million, interest rate of 6.5% and maturity in 4Q25. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. US$ Million 94 1 19 72 Cash Position 4Q233Q23 1Q24 2024 137 40 2025 Ps. EUR USD US$ 268 MM 11 Cash Flow Highlights ROBUST BALANCE SHEET amounts expressed in millions of pesos 2Q23 2Q22 Net cash generated by operating activities 11,884 3,136 Net cash generated by (used in) investing activities (3,105) (2,441) Net cash used in by financing activities (5,376) 14,421 Cash and cash equivalents at the end of the period 24,093 23,495

2023 Outlook 12

The cement industry shows resilient, maintaining shipments at historically high levels, even though the level of activity in Argentina is facing some struggles amid the political and macro economical challenging scenario. As we approach the presidential elections we expect a lower level of activity, affecting the cement demand for the second half of the year, although 2023 will probably end up being the second-best year in sales volumes history. Despite this complex context we are confident in LOMA’s capabilities to keep on delivering strong results and maximizing value to our shareholders. 2023 OUTLOOK 13

Financial Tables 14

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2023 2022 % Chg. 2023 2022 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 2,443 5,203 -53.0% 8,889 13,128 -32.3% (+) Depreciation and amortization 3,981 5,314 -25.1% 8,009 9,963 -19.6% (+) Tax on debits and credits to bank accounts 613 550 11.3% 1,150 1,034 11.2% (+) Income tax expense 1,600 4,062 -60.6% 3,730 7,961 -53.1% (+) Financial interest, net 7,265 (679) n/a 11,324 (1,210) n/a (+) Exchange rate differences, net 5,185 4,231 22.5% 9,053 5,085 78.0% (+) Other financial expenses, net 729 595 22.5% 1,908 1,212 57.4% (+) Gain on net monetary position (10,146) (3,479) 191.6% (19,227) (4,978) 286.2% (+) Share of profit (loss) of associates - - n/a - - n/a (+) Impairment of property, plant and equipment - - n/a - - n/a Adjusted EBITDA 11,670 15,797 -26.1% 24,834 32,195 -22.9% Adjusted EBITDA Margin 22.9% 29.0% -608 bps 24.6% 31.2% -661 bps Three-months ended June 30, Six-months ended June 30,

Balance Sheet As of June 30, As of December 31, 2023 2022 ASSETS Non-current assets Property, plant and equipment 227,976 231,253 Right to use assets 1,411 1,583 Intangible assets 757 708 Investments 15 15 Goodwill 154 154 Inventories 10,146 9,614 Other receivables 1,926 1,689 Total non-current assets 242,385 245,016 Current assets Inventories 35,051 30,745 Other receivables 4,040 8,815 Trade accounts receivable 13,717 13,747 Investments 493 6,398 Cash and banks 23,599 1,001 Total current assets 76,900 60,707 TOTAL ASSETS 319,286 305,722 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 58,897 57,170 Reserves 80,026 114,326 Retained earnings 7,411 2,921 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 146,334 174,417 Non-controlling interests 113 294 TOTAL SHAREHOLDER'S EQUITY 146,447 174,711 LIABILITIES Non-current liabilities Borrowings 48,797 14,887 Accounts payables - - Provisions 1,999 1,970 Salaries and social security payables 125 142 Debts for leases 1,016 1,180 Other liabilities 172 247 Deferred tax liabilities 50,232 49,680 Total non-current liabilities 102,342 68,106 Current liabilities Borrowings 22,946 16,410 Accounts payable 22,787 26,670 Advances from customers 2,284 2,654 Salaries and social security payables 5,202 6,700 Other liabilities - Related companies - - Tax liabilities 2,762 4,392 Debts for leases 411 425 Other liabilities 14,104 5,654 Total current liabilities 70,496 62,905 TOTAL LIABILITIES 172,838 131,012 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 319,286 305,722

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)
(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended June 30,			Six-months ended June 30,		
	2023	**2022**	% Change	**2023**	**2022**	% Change
Net revenue	50,911	54,474	-6.5%	101,154	103,304	-2.1%
Cost of sales	(38,844)	(39,181)	-0.9%	(75,293)	(71,719)	5.0%
Gross Profit	**12,067**	**15,292**	**-21.1%**	**25,861**	**31,585**	**-18.1%**
Share of loss of associates	-	-	n/a	-	-	n/a
Selling and administrative expenses	(4,793)	(4,759)	0.7%	(9,323)	(9,379)	-0.6%
Other gains and losses	414	(50)	n/a	288	26	999.2%
Impairment of property, plant and equipment	-	-	n/a	-	-	n/a
Tax on debits and credits to bank accounts	(613)	(550)	11.3%	(1,150)	(1,034)	11.2%
Finance gain (cost), net						
Gain on net monetary position	10,146	3,479	191.6%	19,227	4,978	286.2%
Exchange rate differences	(5,185)	(4,231)	22.5%	(9,053)	(5,085)	78.0%
Financial income	941	1,206	-22.0%	2,550	2,000	27.5%
Financial expenses	(8,935)	(1,122)	696.7%	(15,782)	(2,002)	688.3%
Profit (loss) before taxes	**4,043**	**9,265**	**-56.4%**	**12,619**	**21,089**	**-40.2%**
Income tax expense						
Current	(1,274)	(64)	1882.1%	(3,177)	(4,850)	-34.5%
Deferred	(326)	(3,998)	-91.8%	(553)	(3,111)	-82.2%
Net Profit (Loss)	**2,443**	**5,203**	**-53.0%**	**8,889**	**13,128**	**-32.3%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	2,544	5,366	-52.6%	9,070	13,378	-32.2%
Non-controlling interests	(101)	(163)	-37.9%	(181)	(250)	-27.7%
NET PROFIT (LOSS) FOR THE PERIOD	**2,443**	**5,203**	**-53.0%**	**8,889**	**13,128**	**-32.3%**
Earnings per share (basic and diluted):	**4.3606**	**9.1657**	**-52.4%**	**15.5435**	**21.5878**	**-28.0%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2023 2022 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) 2,443 5,203 8,889 13,128 Adjustments to reconcile net profit (loss) to net cash provided by operating activities 17,488 11,123 31,939 20,179 Changes in operating assets and liabilities (8,047) (13,189) (23,198) (23,227) Net cash generated by operating activities 11,884 3,136 17,631 10,081 CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from disposal of Yguazú Cementos S.A. 116 (0) 240 140 Property, plant and equipment, Intangible Assets, net (3,145) (2,369) (5,329) (3,964) Contributions to Trust (75) (72) (193) (156) Net cash (used in) investing activities (3,105) (2,441) (5,281) (3,980) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, Interest paid 18,354 26,669 39,062 21,966 Dividends paid (23,730) (12,247) (29,006) (12,247) Share repurchase plan - 0 - (1,540) Net cash generated by (used in) by financing activities (5,376) 14,421 10,056 8,178 Net increase (decrease) in cash and cash equivalents 3,403 15,117 22,406 14,279 Cash and cash equivalents at the beginning of the year 24,036 8,737 7,400 9,703 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (3,872) 358 (6,420) (966) Effects of the exchange rate differences on cash and cash equivalents in foreign currency 525 (718) 707 478 Cash and cash equivalents at the end of the period 24,093 23,495 24,093 23,495 Six-months ended June 30, Three-months ended June 30,

Thank you! IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations +54 (11) 4319-3050 investorrelations@lomanegra.com